XPEL Announces Appointment of John North to Board of Directors

North adds significant automotive and financial experience to XPEL Board

San Antonio, TX – August 29, 2023 – XPEL, Inc. (Nasdaq: XPEL), a global provider of protective films and coatings, announced today the appointment of John North to its Board of Directors.

Mr. North has a deep knowledge of the automotive industry with proven experience in global retail operations, finance, acquisitions and integrations. Mr. North currently serves as CEO of Lazydays (NASDAQ: LAZY), a $1.3 billion leader in the RV industry providing sales, service, and ownership experiences. He previously served as CFO of global auto reseller Copart, Avis Budget Group and Lithia Motors, America's largest automotive retail group.

While at Lithia Motors, Mr. North helped successfully manage the company's financial transformation as Lithia grew from $2.1 billion in revenue in 2010 to ~$12.0 billion in 2018. During that period, Lithia integrated over 100 acquisitions ranging from single-point locations to top 10 US dealer groups.

Ryan Pape, President and Chief Executive Officer of XPEL stated, "We are pleased to add John to XPEL's Board of Directors. His financial acumen and deep understanding of the automotive retail business adds even more real-world experience to our board, and I look forward to working with John as we continue to grow our organization."

John North commented, "I'm thrilled to join the XPEL board and to be affiliated with the leader in the automotive protective film industry. I'm very familiar with their product offerings, and they truly lead in product innovation, customer service and dealer support. I look forward to contributing my experience and expertise to help the Company continue to drive outstanding performance for its customers and its shareholders."

This appointment is effective immediately.

# # #

About XPEL, Inc.

XPEL is a leading provider of protective films and coatings, including automotive paint protection film, surface protection film, automotive and architectural window films, and ceramic coatings. With a global footprint, a network of trained installers and proprietary DAP software, XPEL is dedicated to exceeding customer expectations by providing high-quality products, leading customer service, expert technical support and world-class training. XPEL, Inc. is publicly traded on Nasdaq under the symbol "XPEL".

For more information, contact: XPEL Investor Relations: John Nesbett/Jennifer Belodeau IMS Investor Relations Phone: (203) 972-9200 Email: xpel@imsinvestorrelations.com